Exhibit 10.1

July 6, 2023

DELIVERY BY EMAIL
Yajing CHEN

Subject: Letter Agreement – Appointment as Chief Financial Officer

Dear Yajing,

Zai Lab (US) LLC (the “Company”) is pleased to offer you a promotion to Chief Financial Officer of the Company, with effect from July 7, 2023 (the “Commencement Date”). This letter provides information regarding your compensation, eligibility for benefits and other related employment matters pertaining to your relationship with the Company.

1.Employment by Company. You will be employed by the Company in the position of Chief Financial Officer, reporting to Josh Smiley, President and Chief Operating Officer of the Parent Company. In addition, you will serve as the Chief Financial Officer of Zai Lab Limited, a limited company incorporated under the laws of the Cayman Islands and the ultimate parent corporation of the Company (the “Parent Company”) without further compensation. You agree to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned role and the capacities in which you are employed, as well as such other duties and responsibilities as shall from time to time be assigned to you from time to time. It is expected that part of your duties will include routine travel to the Company’s offices in Shanghai, China and Cambridge, Massachusetts. In addition, the Company may require that you travel in furtherance of the business of the Company, to the extent necessary and/or substantially consistent with the then present business travel obligations of employees at substantially the same service level.

2.Acceptance of Employment. By signing below, you accept such employment set out in Section 1 and agree to faithfully perform and render the services required of you under this letter. Except for reasonable vacations and absences due to temporary illness, and activities that may be mutually agreed to by the parties, you shall devote your entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of your duties to the business of the group, and the performance of your duties and responsibilities hereunder.

3.Compliance with Policies. You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position.

4.At-Will Employment. This letter does not guarantee or imply any right to continued employment for any period whatsoever. You acknowledge that your employment is and shall continue to be at-will, and that either you or the Company may terminate your employment at any time, subject to the terms and conditions of this letter.

5.Compensation Benefits.

a.Base Salary. Your offer includes an annualized base salary of $450,000, pro-rated based on the Commencement Date and paid in accordance with our regular payroll practices. Applicable payroll deductions as required by applicable law will be withheld from your paychecks along with any voluntary deductions that you authorize.

b.Bonus. For each calendar year of completed full-time employment with the Company, you will be eligible to participate in the Company’s annual bonus program, with a target annual bonus opportunity equal to 40% of the Base Salary (the “Target Bonus”). The actual bonus award amount shall be determined by the Board of Directors of the Company (the “Board”) (or the Compensation Committee thereof) in its sole discretion based on your performance and the Company’s performance against goals established by the Board (or the Compensation Committee thereof). The annual bonus shall be paid in the year after the year to which such bonus relates; however, in order to earn any such bonus, you must be employed with the Company through the date that such bonus is paid. Any Target Bonus payable for the calendar year 2023 will be pro-rated based on the Commencement Date.

c.Option Grant. Subject to the receipt of any required approvals and your execution of the applicable award agreement, you will be granted a stock option (the “Option”) to purchase 20,000 American Depositary Shares (“ADSs”) with an exercise price equal to the fair market value of an ADS on the date of grant in accordance with the Zai Lab Limited 2022 Equity Incentive Plan (the “Plan”). The Option will vest as to 25% of the underlying shares on each anniversary of the grant date for the next four years, subject to your continuous full-time employment with the Company. Any option award you may be granted will be subject to the terms of the Plan, the applicable award agreement, and any applicable shareholder and/or option holder agreements and other restrictions and limitations generally applicable to ordinary shares or ADS awards held by our employees or otherwise imposed by law.

d.Restricted Share Unit Grant. Subject to the receipt of any required approvals and your execution of the applicable award agreement, you will be granted restricted share units representing 5,000 ADSs (the “RSUs”). The RSUs will vest as to 25% of the underlying shares on each anniversary of the grant date for the next four years, subject to your continuous full-time employment with the Company. Any RSU you may be granted will be subject to the terms of the Plan, the applicable award agreement, and any applicable shareholder agreements and other restrictions and limitations generally applicable to ordinary shares or ADS awards held by our employees or otherwise imposed by law.

e.Future Equity Incentives. Subject to the receipt of any required approvals, starting from the year 2024, you will be eligible to receive a discretionary equity grant under the Plan in accordance with the policies of the Parent Company.

f.Benefits Programs. In addition, you will be entitled to participate in the Company’s comprehensive benefits programs at the level of similarly situated senior executive employees, subject to the terms and conditions of any applicable benefit policy or plan document. Subject to the terms of the plans and applicable law, such benefits currently include among other things: comprehensive health insurance plan and 20 days of vacation annually, which will be accrued per pay period, based on date of hire. Your participation will be subject to the terms of the applicable plan documents and applicable Company policies, and any other restrictions or limitations imposed by law. The Company reserves the right to amend, modify, cancel or terminate the benefit plans and programs it offers to its employees at any time.

g.Withholding and Deductions. Recognizing that you are an employee for all purposes, the Company shall deduct from any compensation payable to you the sums which the Company is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

The above statements of Company policy, practices, and benefits do not constitute the terms of an employment contract, either expressed or implied. The Company maintains the right to change or discontinue its policies and procedures without notice.

In signing this offer, you give the Company assurance that you are not now bound by any covenant against competition or any other obligation, through court order or otherwise, that would be violated by your acceptance of this offer or your employment by the Company under this letter. You agree that you will conduct yourself in an ethical and professional manner at all times and in accordance with any employee or employment policies or guidelines which the Company may issue from time to time, including the Code of Conduct. This offer is contingent upon your execution of the Company’s confidentiality, intellectual property and non-competition and non-solicitation agreements in the form presented by the Company (the “Compliance Agreement”) and the Parent Company’s Code of Conduct Certification form. You agree to hold in confidence and not disclose the terms of this letter to any third party except your legal advisor or as required by law or any court order.

During your employment, you will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Parent Company.

This letter, together with the Compliance Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect to the subject matter hereto.

To accept this offer, please sign this letter on the space provided below and return it to Josh Smiley on or before July 6, 2023. In the meantime, should you have any questions on the letter’s content, please do not hesitate to contact Josh Smiley.

Sincerely,
ZAI LAB (US) LLC

/s/ Josh Smiley
Name: Josh Smiley
Title: President and Chief Operating Officer

I accept this offer with Zai Lab (US) LLC and agree to the terms and conditions outlined in this letter:

/s/ Yajing Chen	July 6, 2023
Yajing Chen	Date